Section 2 — Exhibit 99.1
[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719
FIRST BUSINESS FINANCIAL SERVICES, INC. ANNOUNCES INCREASED EARNINGS FOR THE THIRD
QUARTER AND FIRST NINE MONTHS OF 2011
Madison, WI — October 28, 2011 (GLOBE NEWSWIRE) — First Business Financial Services, Inc. (the “Company”) (NASDAQ: FBIZ) today reported strong third quarter 2011 net income, as the Company continued to increase its top line revenue and net interest margin.
Highlights for the periods ended September 30, 2011 include:
•	Net income for the three months ended September 30, 2011 increased to $2.2 million, compared to $969,000 for the same period of 2010.
•
Net income was $6.0 million for the nine months ended September 30, 2011, compared to $343,000 for the same period in 2010. Excluding 2010’s $2.7 million goodwill impairment charge, net income for the nine months ended September 30, 2011 grew $3.0 million over the prior year.

•	Diluted earnings per common share for the three months ended September 30, 2011 rose to $0.83, compared to $0.38 per common share for the third quarter of 2010.
•
Annualized return on average equity and return on average assets were 14.02% and 0.78%, respectively, for the three month period ended September 30, 2011, compared to 6.96% and 0.35% for the same period in 2010.

•	Net interest margin of 3.40% for the third quarter of 2011 was an improvement of 28 basis points compared to the third quarter of 2010.
•	Non-performing assets of $29.1 million at September 30, 2011 declined by $11.1 million from December 31, 2010.
•	Top line revenue increased 10.5% to $31.7 million for the nine months ended September 30, 2011, compared to $28.7 million for the same period in 2010.
•	Core earnings of $11.7 million for the first nine months of 2011 grew 26.8% over the first nine months of 2010.
The Company, the parent company of First Business Bank and First Business Bank — Milwaukee, recorded third quarter 2011 net income of $2.2 million, or diluted earnings per common share of $0.83, compared to net income of $969,000, or diluted earnings per common share of $0.38, for the third quarter of 2010.
The Company, which serves businesses, key executives and high net worth individuals in its primary market of Wisconsin, increased net income for the first nine months of 2011 to $6.0 million or $2.32 per diluted common share. This compares to net income of $343,000 or $0.14 per diluted common share earned in the first nine months of 2010. Adjusted to exclude the impact of the $2.7 million goodwill impairment charge in last year’s second quarter, net income grew $3.0 million over the first nine months of 2010.

“We achieved meaningful progress toward our stated corporate goals, with strong top line revenue growth bolstering core earnings and return on assets during the third quarter,” said Corey A. Chambas, President and Chief Executive Officer. “Against the challenging national economic backdrop of the past three months, First Business delivered third quarter profitability that is among our strongest ever. We’ve grown in-market deposits and continued to lower our deposit funding costs, while our asset quality continues to improve. ”
Net interest income increased 11.6% to $9.1 million in the third quarter of 2011 from $8.2 million in the same quarter of 2010. The improvement reflects a 28 basis point widening of the net interest margin to 3.40%, primarily resulting from a 39 basis point decline in the average rate paid on interest-bearing deposit balances. Lower deposit pricing in 2011, as compared to 2010, reflects consistent low interest rates maintained by the Federal Reserve in each period, which has facilitated pricing for new deposits and repricing of maturing deposits commensurate with current market rates. Consequently, interest expense for the third quarter decreased 16.6% to $5.0 million, compared to $6.0 million for the third quarter 2010.
Net interest income for the nine months ended September 30, 2011 was $26.6 million, an increase of $2.9 million or 12.1% compared to the same period of the prior year. Interest income of $42.4 million for the nine months ended September 30, 2011 was relatively flat when compared to prior year, while interest expense of $15.8 million decreased $3.0 million or 15.8% compared to the first nine months of 2010. The primary driver of the decline in interest expense was a 38 basis point decline in the average rate paid on interest-bearing deposits, resulting in a 28 basis point increase in the net interest margin to 3.31% for the first nine months of 2011 as compared to 3.03% for the same period of 2010.
Non-interest income for the third quarter of 2011 was $1.7 million and grew $57,000 or 3.4% compared with the same period of the prior year. The increase was related to growth in the Trust and Investment Services business, which saw 22.1% growth in assets under management over the amount as of September 30, 2010 and corresponding growth of 8.7% in trust and investment services fees to $622,000 for the quarter ended September 30, 2011. In addition, increased asset based lending activity was a significant driver of growth in loan fees of $69,000 or 22.2%.
Non-interest income for the first nine months of 2011 totaled $5.1 million, which was $159,000 or 3.2% higher than the same period of the prior year. Loan fees increased 21.6% or $192,000 to $1.1 million, driven by higher collections of other asset based lending fees. Trust and investment services fees grew $180,000 or 10.4%, while lower volume and gains on lease end terminations drove an offsetting decline of $198,000 or 42.7% in other income.
Non-interest expense for the third quarter of 2011 was $6.8 million, $371,000 or 5.8% higher than the same quarter in 2010. Compensation costs of $3.8 million were $406,000 or 11.8% higher than the third quarter of 2010 due to a larger accrual to fund the Company’s non-equity incentive compensation program to align accruals with favorable 2011 financial performance. Marketing expense grew $115,000 or 63.9% over the third quarter of 2010, while significant declines in FDIC insurance costs, down $220,000 or 27.8%, and collateral liquidation costs, down $132,000 or 46.0%, helped offset expense growth.

Non-interest expense for the first nine months of 2011 totaled $20.1 million, representing a $2.0 million decline from the first nine months of 2010. Excluding the $2.7 million goodwill impairment charge recognized in the second quarter of 2010, 2011 year-to-date non-interest expenses increased $691,000 or 3.6%. Coupled with top-line revenue growth of 10.5%, 2011 year-to-date cost containment resulted in positive operating leverage of 6.9% and an improvement in the efficiency ratio to 63.0%, 473 basis points lower than in the prior year period. Expense growth for the first nine months of 2011 was primarily driven by increased costs to fund incentive compensation accruals in line with favorable 2011 financial performance. Favorable FDIC costs related to a change in the base assessment rate methodology benefitted expenses in 2011, partially offsetting core expense growth compared to the prior year.
The provision for loan and lease losses for the third quarter of 2011 of $435,000 declined $1.5 million compared to the same quarter of the prior year. The provision for loan and lease losses for the first nine months of 2011 decreased $1.1 million to $3.3 million from $4.4 million for the nine months ended September 30, 2010.
Asset quality improvement was apparent in the ratio of non-accrual loans and leases to total loans and leases, which fell 123 basis points from 4.37% at December 31, 2010 to 3.14% at September 30, 2011. Non-accrual loans and leases decreased by 29.7% or $11.4 million during the first nine months of 2011, reflecting payoffs, paydowns and charge-offs, which were partially offset by continued additions of newly identified problem loans and leases.
Total assets grew $28.5 million to $1.1 billion as of September 30, 2011, which represents an annualized rate of growth of 3.4% from December 31, 2010. Growth reflected an increase of $29.6 million in cash and cash equivalents and $14.9 million in available-for-sale securities, primarily government agency collateralized mortgage obligations, which were partially offset by a $14.3 million reduction in net loan and lease balances since December 31, 2010.
Dividend Declared
The Company’s Board of Directors approved a $0.07 quarterly cash dividend on its common stock, payable on October 15, 2011 to shareholders of record at the close of business on October 1, 2011.
Capital Strength
The Company’s capital ratios continue to improve and are in excess of the highest required regulatory benchmark levels. Total capital to risk-weighted assets was 12.7% as of September 30, 2011 as compared to 11.2% at December 31, 2010.
About First Business Financial Services, Inc.
First Business Financial Services (NASDAQ: FBIZ) is a $1.1 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the second largest Wisconsin-based commercial bank holding company listed on NASDAQ or New York Stock Exchange. Its companies include: First Business Bank — Madison; First Business Bank — Milwaukee; First Business Bank — Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc. James F. Ropella, Senior Vice President and Chief Financial Officer 608-232-5970 jropella@firstbusiness.com

Selected Financial Information
SELECTED FINANCIAL CONDITION DATA

(Unaudited)	September 30,	December 31,
(Dollars in Thousands)	2011	2010
Total Assets	$1,135,599	$1,107,057
Cash and cash equivalents	80,461	50,819
Securities available for sale	168,307	153,379
Loans receivable, net	846,663	860,935
Deposits	1,013,128	988,298
Short-term borrowings	10	2,010
Long-term debt	49,800	49,809
Stockholders Equity	61,750	55,335
STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
(Dollars in Thousands, except per share amounts)	2011	2010	2011	2010
Interest income	$14,119	$14,176	$42,364	$42,482
Interest expense	5,015	6,016	15,807	18,784

Net interest income	9,104	8,160	26,557	23,698
Provision for loan and lease losses	435	1,954	3,313	4,367

Net interest income after provision for loan and lease losses	8,669	6,206	23,244	19,331
Total non-interest income	1,728	1,671	5,145	4,986
Total non-interest expense	6,750	6,379	20,148	22,146

Income before income taxes	3,647	1,498	8,241	2,171
Income taxes	1,468	529	2,201	1,828

Net income	$2,179	$969	$6,040	$343

Basic and diluted earnings per share	$0.83	$0.38	$2.32	$0.14
Dividends declared per share	$0.07	$0.07	$0.21	$0.21

SELECTED FINANCIAL RATIOS

	Three Months Ended
	September 30,
(Unaudited)	2011	2010
Return on average assets	0.78%	0.35%
Return on average equity	14.02%	6.96%
Operating return on average assets	0.78%	0.35%
Operating return on average equity	14.02%	6.96%
Efficiency ratio	62.01%	64.90%
Average interest-earning assets to average interest-bearing liabilities	114.53%	109.38%
Interest rate spread	3.13%	2.91%
Net interest margin	3.40%	3.12%

	Nine Months Ended
	September 30,
	2011	2010
Return on average assets	0.72%	0.04%
Return on average equity	13.67%	0.82%
Operating return on average assets	0.72%	0.37%
Operating return on average equity	13.67%	7.22%
Efficiency ratio	63.01%	67.74%
Average interest-earning assets to average interest-bearing liabilities	113.53%	108.84%
Interest rate spread	3.04%	2.82%
Net interest margin	3.31%	3.03%
ASSET QUALITY RATIOS

	September 30,	December 31,
(Unaudited)	2011	2010
Non-performing loans as a percent of total net loans	3.14%	4.37%
Non-performing assets as a percent of total assets	2.56%	3.63%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.64%	1.85%
Allowance for loan and lease losses as a percent of non-performing loans	52.34%	42.37%

NON-GAAP RECONCILIATIONS
CORE EARNINGS

	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
(Dollars in Thousands)	2011	2010	2011	2010
Income before income tax expense	$3,647	$1,498	$8,241	$2,171
Goodwill impairment	—	—	—	2,689
Provision for loan and lease losses	435	1,954	3,313	4,367
Loss (gain) on foreclosed properties	29	(6)	158	12

Core Earnings (pre-tax)	$4,111	$3,446	$11,712	$9,239

OPERATING RETURN ON AVERAGE ASSETS
OPERATING RETURN ON AVERAGE EQUITY

	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
(Dollars in Thousands)	2011	2010	2011	2010
Net income	$2,179	$969	$6,040	$343
Goodwill impairment, after tax	—	—	—	2,689

Operating net income	$2,179	$969	$6,040	$3,032

Average assets	$1,122,153	$1,092,854	$1,119,335	$1,091,639
Operating return on average assets	0.78%	0.35%	0.72%	0.37%

Average equity	$62,166	$55,718	$58,908	$56,001
Operating return on average equity	14.02%	6.96%	13.67%	7.22%
EFFICIENCY RATIO

	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
(Dollars in Thousands)	2011	2010	2011	2010
Noninterest expense	$6,750	$6,379	$20,148	$22,146
Loss (gain) on foreclosed properties	29	(6)	158	12
Goodwill impairment	—	—	—	2,689
Amortization of other intangible assets	4	5	13	14

Total operating expense	$6,717	$6,380	$19,977	$19,431
Net interest income	$9,104	$8,160	$26,557	$23,698
Non-interest income	1,728	1,671	5,145	4,986
Gain on sale of securities	—	—	—	—

Total operating revenue	$10,832	$9,831	$31,702	$28,684
Efficiency ratio	62.01%	64.90%	63.01%	67.74%